EXHIBIT 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF NOVEMBER 7, 2007

BY AND AMONG

DOUGHERTY’S HOLDINGS, INC.,

DOUGHERTY’S OPERATING GP, LLC,

DOUGHERTY’S LP HOLDINGS, INC.,

PARK INFUSIONCARE GP, LLC

AND

MAVERICK HEALTHCARE GROUP, L.L.C.

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF THE INTERESTS1

ARTICLE 2 CONSIDERATION AND MANNER OF PAYMENT2
Section 2.1.Purchase Price
Section 2.2.Payment of Purchase Price
Section 2.3.Post-Closing Adjustment.
Section 2.4.Earn-Out Consideration
Section 2.5.Purchase Price Allocation

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
Section 3.1.Organization; Good Standing
Section 3.2.Authorization
Section 3.3.Capitalization; Subsidiaries; Title to Interests
Section 3.4.Consents and Approvals
Section 3.5.No Violation
Section 3.6.No Brokers or Finders
Section 3.7.Financial Statements and Financial Data
Section 3.8.Absence of Undisclosed Liabilities
Section 3.9.Absence of Changes or Events
Section 3.10.Assets
Section 3.11.Proprietary Rights
Section 3.12.Material Contracts
Section 3.13.Litigation
Section 3.14.Compliance with Applicable Laws
Section 3.15.Licenses and Permits
Section 3.16.Health, Safety and Environment
Section 3.17.Taxes
Section 3.18.Insurance Policies
Section 3.19.Healthcare Matters.
Section 3.20.Employee Benefit Plans
Section 3.21.Labor Relations
Section 3.22.Transactions With Affiliates
Section 3.23.Real Property
Section 3.24.Warranties
Section 3.25.Product Liability
Section 3.26.Bank Accounts
Section 3.27.Books and Records
Section 3.28.Patients, Vendors and Payors.
Section 3.29.Trade Names; Business Locations
Section 3.30.Workers Compensation
Section 3.31.Disclosure Schedules
Section 3.32.No Other Representations

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYERS25
Section 4.1.Buyer Organization
Section 4.2.Authorization
Section 4.3.No Violation
Section 4.4.Consents and Approvals
Section 4.5.No Brokers or Finders
Section 4.6.No Other Representations

ARTICLE 5 INDEMNIFICATION
Section 5.1.Survival
Section 5.2.Indemnification by the Selling Parties
Section 5.3.Indemnification by Buyers
Section 5.4.Indemnification Procedure
Section 5.5.Failure to Give Timely Notice
Section 5.6.Certain Limitations
Section 5.7.Indemnification as Sole Remedy
Section 5.8.Special Rule for Fraud
Section 5.9.Payments.
Section 5.10.Set-off.
Section 5.11.Purchase Price Adjustment

ARTICLE 6 CLOSING
Section 6.1.Closing
Section 6.2.Deliveries by the Selling Parties
Section 6.3.Deliveries by Buyer

ARTICLE 7 COVENANTS AND OTHER AGREEMENTS
Section 7.1.Non-Competition; Confidentiality
Section 7.2.Agreements Regarding Tax Matters.
Section 7.3.Payment Of Indemnified Liabilities; Protection of Relationships
Section 7.4.Further Assurances
Section 7.5.Names
Section 7.6.Accounts Receivable
Section 7.7.Employees
Section 7.8.Insurance
Section 7.9.Access to Books and Records
Section 7.10.Transition Services
Section 7.11.Purchases of Supplies

ARTICLE 8 MISCELLANEOUS
Section 8.1.Notices
Section 8.2.General Definitions
Section 8.3.Entire Agreement; Amendment
Section 8.4.Counterparts; Deliveries
Section 8.5.Third Parties
Section 8.6.Expenses
Section 8.7.Waiver
Section 8.8.Governing Law
Section 8.9.Assignments
Section 8.10.Headings
Section 8.11.Jurisdiction of Courts
Section 8.12.Waiver of Jury Trial
Section 8.13.Construction
Section 8.14.Knowledge of the Selling Parties
Section 8.15.Public Announcements

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2007, is by and between MAVERICK HEALTHCARE GROUP, L.L.C., an Arizona limited liability company (“Maverick”), PARK INFUSIONCARE GP, LLC, a Delaware limited liability company (“GPBuyer” and, together with Maverick, the “Buyers” and each individually a “Buyer”), DOUGHERTY’S OPERATING GP, LLC,  a Texas limited liability company (“GP Seller”), DOUGHERTY’S LP HOLDINGS, INC., a Nevada corporation (“LP Seller” and, together with GP Seller, the “Sellers” and each individually a “Seller”) and DOUGHERTY’S HOLDINGS, INC., a Texas corporation (the “Owner” and, together with the Sellers, the “Selling Parties” and each individually a “Selling Party”).

RECITALS

A.           The Park Companies are engaged in the business of providing infusion therapy, nutritional support and specialty pharmacy products and services (as conducted by the Park Companies, the “Business”).

B.           GP Seller owns all of the issued and outstanding general partnership interests in the Company (the “GP Interests”) and LP Seller owns all of the issued and outstanding limited partnership interests in the Company (the “LP Interests” and, together with the GP Interests, the “Interests” and each an “Interest”).

C.           The Selling Parties desire to sell to Buyers, each an entity newly formed to acquire the Interests, and Buyers desire to purchase from the Selling Parties, all of the Interests, on the terms and conditions set forth herein.

D.           Owner, as the direct or indirect owner of each of the Sellers, will derive substantial benefit from the consummation of the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (capitalized terms used but not defined otherwise in this Agreement are defined in Section 8.2):

ARTICLE 1

PURCHASE AND SALE OF THE INTERESTS

On the terms and conditions herein set forth, Sellers hereby agree to, and Owner hereby agrees to cause Sellers to sell, assign, transfer, convey and deliver to Buyers at the Closing all right, title and interest in the Interests, free and clear of any and all (i) security interests, claims, liabilities, mortgages, pledges, assessments and other encumbrances and liens affecting title to the Interests (“Liens”), and (ii) covenants, obligations, agreements, options, rights of first refusal, restrictions and burdens of every kind or nature whatsoever (“Other Encumbrances”).  Buyers, in reliance upon the representations and warranties of the Selling Parties contained herein and on the terms and subject to the conditions herein set forth, hereby agree to acquire the Interests from Sellers free and clear of all Liens and Other Encumbrances at the Closing on the terms and conditions set forth herein.  For the avoidance of doubt, GP Seller shall sell, assign, transfer, convey and deliver the GP Interests to GP Buyer, and LP Seller shall sell, assign, transfer, convey and deliver the LP Interests to Maverick.

ARTICLE 2

CONSIDERATION AND MANNER OF PAYMENT

Section 2.1.  Purchase Price.

(a)  The aggregate purchase price for the Interests, and the rights and benefits conferred herein, including the Selling Parties’ covenants set forth in Article 7 (the “Purchase Price”), shall be (subject to adjustment for prorations as described herein) (i) Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Base Purchase Price”), minus (ii) the Indebtedness Payments, if any, minus (iii) Fifty Eight Thousand Four Hundred Sixty Three Dollars ($58,463), as agreed by the parties with respect to certain insurance matters (the “Tail Policy Holdback”), plus or minus, as applicable, (iv) the Post-Closing Adjustment (as defined below) and plus (v) the Earn-Out Consideration, if any.  The Purchase Price shall be paid as set forth in this Article 2.

(b)  On or prior to the Closing Date, the Selling Parties shall either: (i) pay off all Indebtedness as of the open of business on the Closing Date or (ii) direct Buyers, by delivering to Buyers a written notice at least one (1) business day prior to the Closing Date, to deliver to the creditors of the Park Companies on the Closing Date, on behalf of the Park Companies and for their account, any amounts necessary to pay off all Indebtedness as of the open of business on the Closing Date (the aggregate amount of such payments under this clause (ii), the “Indebtedness Payments”).  In either case, for each instrument of Indebtedness fully repaid, the Selling Parties shall cause all creditors of the Park Companies to surrender at Closing and cancel all instruments evidencing such Indebtedness and obtain the release or termination of all Guarantees or security interests relating thereto and termination of all UCC financing statements filed in connection therewith.  If necessary, Buyers will assist the Selling Parties in obtaining the release of all Guarantees as of the Closing.

Section 2.2.  Payment of Purchase Price.

At the Closing, Buyers shall deliver, by wire transfer of immediately available funds to an account or accounts of the Selling Parties at a bank or banks specified by the Selling Parties in writing, the Base Purchase Price minus the Indebtedness Payments, if any, minus the Tail Policy Holdback, plus or minus, as the case may be, the Estimated Post-Closing Adjustment (as defined below).

Section 2.3.  Post-Closing Adjustment.

(a)  Estimated Post-Closing Adjustment Schedule.  Prior to the Closing, the Selling Parties shall have delivered to Buyers a schedule (setting out in specific detail each of the items comprising such calculation), setting forth the Selling Parties’ good faith estimate of the Post-Closing Adjustment (the “Estimated Post-Closing Adjustment”), such schedule (the “Estimated Net Working Capital Schedule”) to be delivered in a form reasonably satisfactory to Buyers.  For purposes of this Agreement, the term “Net Working Capital” means the Current Assets minus the Current Liabilities determined in accordance with GAAP consistently applied.  For purposes of this Agreement, the term “Current Assets” means the value of the following assets of the Park Companies on a consolidated basis: (i) accounts receivable (net of reserves), (ii) inventory (net of reserves), and (iii) current prepaid assets (including for the avoidance of doubt any prepaid rent or property taxes); and “Current Liabilities” means the value of all Park Company liabilities that are required to be classified as current liabilities in accordance with GAAP.  “Closing Net Working Capital” means the Net Working Capital as of the open of business on the Closing Date.  “Net Working Capital Target” means One Million Three Hundred Thirty Nine Thousand One Hundred Sixty Five Dollars ($1,339,165), representing the average Net Working Capital on the last day of each of the months of April, May and June 2007.  “Post-Closing Adjustment” means (y) the Closing Net Working Capital less (z) the Net Working Capital Target (i.e., such difference between (y) and (z), if positive, shall result in an increase in the Purchase Price and, if negative, shall result in a decrease to the Purchase Price).

(b)  Post-Closing Adjustment Schedule.  No later than ninety (90) days following the Closing Date (the “Settlement Date”), Buyers and/or their representatives shall prepare a schedule (setting out in reasonable detail each of the items comprising such calculation) setting forth their final determination of the Post-Closing Adjustment (the “Post-Closing Adjustment Schedule”) and shall deliver the Post-Closing Adjustment Schedule to the Selling Parties.

(c)  Protest Notice.  Within thirty (30) days of Buyers’ delivery of the Post-Closing Adjustment Schedule, the Selling Parties may deliver written notice (the “Protest Notice”) to Buyers of any objections, specifying in reasonable detail any contested items, the basis therefor and the Selling Parties’ final determination of the Post-Closing Adjustment, which the Selling Parties may have to the Post-Closing Adjustment Schedule.  The failure of the Selling Parties to deliver such Protest Notice within the prescribed time period will constitute the Selling Parties’ acceptance of the Post-Closing Adjustment Schedule as determined by Buyers.  Upon receipt of the Post-Closing Adjustment Schedule, the Selling Parties and their accountants will be given reasonable access to the Park Companies’ relevant books, records, workpapers and personnel during reasonable business hours for the purpose of verifying the Post-Closing Adjustment Schedule.

(d)  Resolution of the Protest.  If Buyers and the Selling Parties are unable to resolve any disagreement with respect to the Post-Closing Adjustment Schedule within fifteen (15) days following Buyers’ receipt of the Protest Notice, then the items in dispute will be referred to Travis, Wolff & Company, LLP (the “Accountants”) for final determination within thirty (30) days.  The determination by the Accountants shall be based solely on presentations by Buyers, on the one hand, and the Selling Parties, on the other hand, and shall not involve independent review.  Any determination by the Accountants with respect to the disputed items shall not be outside the range defined by the respective amounts in the Post-Closing Adjustment Schedule proposed by Buyers and the Selling Parties’ proposed adjustments thereto with respect to such items, and such determination shall be final, binding and non-appealable upon the parties.  Each of Buyers on the one hand, and the Selling Parties, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion of the dollar value of the unresolved disputed issues determined in favor of the other party.

(e)  Post Closing Payment.  For purposes of this Agreement, “Actual Post-Closing Adjustment” means the Post-Closing Adjustment as finally determined pursuant to this Section 2.3 (which may be a positive or negative number).  All payments to be made pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to an account designated by the recipient thereof.  Within ten (10) business days of the final determination of the Post-Closing Adjustment pursuant to this Section 2.3:

(i)  If the difference between the Actual Post-Closing Adjustment minus the Estimated Post-Closing Adjustment results in a positive amount, then Buyers shall be jointly and severally obligated to pay to the Selling Parties an amount equal to such difference; and

(ii)  If the difference between the Actual Post-Closing Adjustment minus the Estimated Post-Closing Adjustment results in a negative amount, then the Selling Parties shall be jointly and severally obligated to pay Buyers an amount equal to such difference.

Section 2.4.   Earn-Out Consideration.

As additional consideration for the Interests (the “Earn-Out Consideration”), the Selling Parties will be eligible to receive up to an aggregate of Five Hundred Thousand Dollars ($500,000) from the Buyers as set forth below:

(a)  In the event that the Business achieves 2007 Gross Profit (as defined below) of Five Million Six Hundred Thirty Thousand Dollars ($5,630,000) (such amount, the “Full Target Gross Profit Amount”) or more, Buyers shall pay to the Selling Parties an aggregate of Five Hundred Thousand Dollars ($500,000) as Earn-Out Consideration in accordance with this Section 2.4; provided, however, in the event that 2007 Gross Profit is less than the Full Target Gross Profit Amount, but equal to or greater than Four Million Seven Hundred Eighty Five Thousand Five Hundred Dollars ($4,785,500) (the “Minimum Target Gross Profit Amount”), Buyers shall pay the Selling Parties an aggregate amount equal to Five Hundred Thousand Dollars ($500,000) multiplied by the quotient obtained by dividing (i) the difference between the 2007 Gross Profit and the Minimum Target Gross Profit Amount, by (ii) an amount equal to Eight Hundred Forty-Four Thousand Five Hundred Dollars ($844,500).

(b)  Within ninety (90) calendar days following the end of the Earn-Out Period (as defined below), Buyers shall prepare in good faith and deliver to the Selling Parties a schedule showing its calculation of 2007 Gross Profit and a calculation of the corresponding Earn-Out Consideration (the “Earn-Out Schedule”).  Within thirty (30) days following receipt by the Selling Parties of the Earn-Out Schedule (the “Earn-Out Review Period”), the Selling Parties shall send written notice (an “Gross Profit Notice of Disagreement”) to Buyers of any objection to the Earn-Out Schedule, specifying in reasonable detail any contested items, the basis therefor and the Selling Parties’ final determination of the 2007 Gross Profit and the corresponding Earn-Out Consideration.  The Gross Profit Notice of Disagreement must describe in reasonable detail the items contained in such financial statements or the calculation of 2007 Gross Profit that the Selling Parties disputes and the basis for any such dispute.  During the Earn-Out Review Period, Buyers shall provide the Selling Parties and their accountants reasonable access upon reasonable notice to the Park Companies’ relevant books, records, workpapers and personnel during regular business hours for the purpose of verifying the Earn-Out Schedule.  If the Selling Parties do not send to Buyers a Gross Profit Notice of Disagreement within such thirty (30) day period, Buyers’ calculation of 2007 Gross Profit as set forth in the Earn-Out Schedule shall be final, conclusive and binding on the Selling Parties and Buyers.  If a Gross Profit Notice of Disagreement is delivered to Buyers within such thirty (30) day period, Buyers and the Selling Parties shall negotiate in good faith to resolve the disputed items contained therein.  If Buyers and the Selling Parties, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after delivery of the Gross Profit Notice of Disagreement to Buyers, such disputed items shall be resolved in accordance with the procedures set forth in Section 2.3(d).

(c)  In the event that 2007 Gross Profit is less than the Minimum Target Gross Profit Amount, no payment shall be due from Buyers to the Selling Parties under this Section 2.4 and the Selling Parties will have no rights to any Earn-Out Consideration.  In no event shall the Earn-Out Consideration exceed Five Hundred Thousand Dollars ($500,000).

(d)  The Earn-Out Consideration, if any, shall be paid as follows:

(i)  Buyers shall have the right to set off the Earn-Out Consideration against any pending post-Closing obligations of the Selling Parties pursuant to Section 5.2 (the “Setoff Amount”); and

(ii)  Buyers shall deliver, by wire transfer of immediately available funds, the lesser of (A) Two Hundred Fifty Thousand Dollars ($250,000) of the Earn-Out Consideration and (B) such amount payable to the Selling Parties as Earn-Out Consideration pursuant to Section 2.4(a) (the “Escrow Amount”) to Wells Fargo Bank, National Association (the “Escrow Agent”) for purposes of securing the Selling Parties’ post-Closing obligations pursuant to Section 5.2, to be held in an escrow account (the “Escrow Account”) and disbursed in the manner set forth in an agreement executed by each of the Selling Parties, Buyers and the Escrow Agent (the “Escrow Agreement”), a form of which is attached hereto as Exhibit A.

The excess, if any, of the Earn-Out Consideration over the sum of the Setoff Amount and the Escrow Amount shall be payable by Buyers to the Selling Parties by wire transfer of immediately available funds to the account or accounts of the Selling Parties designated by the Selling Parties within fifteen (15) days following the final determination of the Earn-Out Consideration.

(e)  During the period following the Closing Date and ending on December 31, 2007 (the “Earn-Out Period”), Buyers shall cause the Company to operate the Business at all times during such period in good faith and not in a manner intended to avoid or otherwise reduce the Earn-Out Consideration.  Notwithstanding the foregoing, prior to the end of the Earn-Out Period, Buyers shall not be required to take any action or refrain from taking any action in order to maximize the Earn-Out Consideration if the boards of directors of Buyers in good faith believe it is not in the long term best interest of the Business to take such action or refrain from taking such action, as the case may be.

(f)  For purposes of this Section 2.4, “2007 Gross Profit” shall mean, with respect to the Business, total revenue (as determined in accordance with GAAP) less contractual discounts and the cost of drugs, such amount to be calculated in accordance with past practices.

Section 2.5.  Purchase Price Allocation.

Buyers shall prepare an allocation of the Purchase Price (along with any other items constituting consideration for purposes of Section 1060 of the Code), taking into account any adjustments made thereto pursuant to this Agreement, among the Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocations (the “Allocation”) shall be binding upon the Selling Parties.  Buyers shall deliver the Allocation to the Selling Parties within sixty (60) days after the final determination of the Actual Post-Closing Adjustment pursuant to Section 2.3.  In the event an adjustment to the Purchase Price is made pursuant to this Agreement, the Allocation shall be revised accordingly by Buyers and delivered to the Owner as soon as reasonably practicable.  Buyers and the Selling Parties and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to IRS Form 8594 (Asset Acquisition Statement)) consistent with the Allocation and shall not take any action inconsistent therewith.  The Selling Parties shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyers may reasonably request to prepare the Allocation.

ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Each of the Selling Parties hereby jointly and severally represents and warrants to Buyers that, except as set forth in or expressly incorporated by reference into the corresponding section of the disclosure schedules to this Agreement (the “Disclosure Schedules”):

Section 3.1.  Organization; Good Standing»

(a)  The Company is a Texas limited partnership, and is duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  The Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1(a), which are all of the jurisdictions in which the nature of the Business or the location of any of the assets used in the Business requires the Company to so qualify.

(b)  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth on Schedule 3.1(b), and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  Each of the Company’s Subsidiaries is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1(b), which are all of the jurisdictions in which the nature of the Business or the location of any of the assets used in the Business requires each of the Company’s Subsidiaries to so qualify.

(c)  GP Seller is a Texas limited liability company, and is duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  GP Seller is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1(c), which are all of the jurisdictions in which the nature of the Business or the ownership of the GP Interests requires GP Seller to so qualify.

(d)  LP Seller is a Nevada corporation, and is duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  LP Seller is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1(d), which are all of the jurisdictions in which the nature of the Business or the ownership of the LP Interests requires LP Seller to so qualify.

(e)  The Owner is a Texas corporation, and is duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  The Owner is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1(e), which are all of the jurisdictions in which the nature of the Business or the location of any of the assets used in the Business requires the Owner to so qualify.

Section 3.2.  Authorization.

Each Selling Party and Park Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each agreement, document, certificate or instrument executed in connection with this Agreement (collectively the “Transaction Documents”) to which it is a party.  The execution and delivery of this Agreement and the Transaction Documents to which any Selling Party or any Park Company is a party, the performance of all obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each such Selling Party or Park Company and no other proceeding on the part of any Person is necessary.  This Agreement and the Transaction Documents have been duly executed and delivered by each Selling Party and Park Company party thereto and constitute the legal, valid and binding obligation of each Selling Party and Park Company party thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.

Section 3.3.  Capitalization; Subsidiaries; Title to Interests.

(a)  Schedule 3.3(a) sets forth the entire capitalization (including the identity of each partner and the percentage and type of partnership interest held by each such partner) of the Company.  All of the outstanding partnership interests in the Company are validly issued, fully paid and non-assessable and owned of record in the amounts listed on Schedule 3.3(a) and no partnership interest in the Company is subject to, nor has any partnership interest in the Company been issued in violation of, any preemptive or similar rights.  Except as set forth on Schedule 3.3(a), no partner in of the Company is subject to any voting agreement or other restrictions with respect to the voting of its partnership interest in the Company.  All issuances, sales and repurchases by the Company of its partnership interests have been effected in compliance with all applicable laws, including applicable Federal, state and provincial securities laws.  No Person has the right to acquire any partnership interest in the Company or any security directly or indirectly exercisable for, or convertible into, a partnership interest in the Company.  Except as set forth on Schedule 3.3(a), no Person other than the Sellers have ever owned partnership or other equity interests of the Company.

(b)  Schedule 3.3(b) sets forth a list of the Subsidiaries of the Company, including each such Subsidiary’s form of organization, jurisdiction of formation and capitalization (including the identity of each holder of equity in such Subsidiary and the percentage and type of equity interest held by each such Person).  Each of the Subsidiaries listed on Schedule 3.3(b) is wholly-owned, directly or indirectly, by the Company, all of the outstanding equity interests in each such Subsidiary are validly issued, fully paid and non-assessable, and no Person has the right to acquire any equity interest in any such Subsidiary or any security directly or indirectly exercisable for, or convertible into, an equity interest in any such Subsidiary.  Except as set forth on Schedule 3.3(b), no Person other than the Company or another Subsidiary has ever owned any equity interests of such Subsidiaries.

(c)  Except as set forth on Schedule 3.3(c):  (i) each Seller has sole voting power and sole power of disposition, in each case with respect to all of the Interests listed on Schedule 3.3(a) opposite its name with no limitations, qualifications or restrictions on such rights and powers; (ii) the Interests listed on Schedule 3.3(a) opposite each Seller’s name will be transferred to the applicable Buyer pursuant to this Agreement, free and clear of any Liens, Other Encumbrances and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Interests), other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”); (iii) neither Seller is subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of its equity interests of the Company; and (iv) neither Seller has granted to any Person any right of first refusal, preemptive right, subscription right or similar right with respect to such Seller’s Interests.

Section 3.4.  Consents and Approvals.

Except as set forth on Schedule 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice of, any multi-national, national, state, provincial, local, governmental, judicial, public, quasi-public, administrative or self-regulatory authority, agency, commission, organization or any arbitrator or arbitrators (collectively, “Governmental Authority”) or other Person is required to be made or obtained in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

Section 3.5.  No Violation.

Except as set forth on Schedule 3.5, the execution, delivery and performance by of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a)  result in the breach of any of the terms or conditions of, or constitute a default under, or accelerate any rights or obligations under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of any Selling Party or any Park Company under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which any Selling Party or any Park Company may be bound or affected;

(b)  violate or conflict with any law, order, permit, writ, injunction, judgment, rule, regulation, statute, ordinance, treaty, constitution, directive, code, order, decree or other decision of any court, administrative agency, or Governmental Authority (collectively, “Laws”);

(c)  violate any provision of the charter or governing documents of any Selling Party or any Park Company; or

(d)  result in the creation or imposition of any Lien upon any of the assets of any Park Company.

Section 3.6.  No Brokers or Finders.

No Selling Party, nor any Affiliate of a Selling Party, has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 3.7.  Financial Statements and Financial Data.

(a)  Schedule 3.7(a) contains the true, correct and complete unaudited consolidated balance sheets and statements of income of the Park Companies as of, and for the annual periods ended, December 31, 2004, 2005 and 2006 and for the nine (9) month period ended September 30, 2007 (the “Financial Statements”).  Each of the Financial Statements is consistent with the books and records of the Park Companies (which, in turn, accurately and fairly reflect in all respects all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Park Companies), do not include or omit to state any material fact which would render them misleading, and fairly and accurately presents the financial condition, assets and liabilities as of the respective dates and the results of operations, retained earnings, cash flows and changes in financial position of the Park Companies as of the dates thereof and for the periods covered thereby, and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.  Other than the Park Companies, there are no other entities or individuals that should be consolidated in the Financial Statements in order to fully reflect the operations and financial performance of the Business.

(b)  Schedule 3.7(b) contains a true, correct and complete list of all fixed assets used in connection with the operation of the Business as of October 31, 2007, including the value at which each such item is currently carried on the Park Companies’ books.

(c)  Schedule 3.7(c) contains a true, correct and complete list of all inventory related to the operation of the Business as of October 31, 2007, including the original purchase price thereof and the value at which each such item is currently carried on the Park Companies’ books.  The inventory reflected in the Estimated Net Working Capital Schedule is of good, useable and merchantable quality in all material respects and is saleable in the ordinary course of business except to the extent written down or reserved against in the Estimated Net Working Capital Schedule.

(d)  Schedule 3.7(d) contains a list of all accounts receivable of the Park Companies as of October 31, 2007.  Such accounts receivable: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any set-off, counterclaim or other defense, (iv) are collectible in the ordinary course of business, consistent with past practice, in the aggregate recorded amounts thereof (net of reserves), (v) are not the subject of any Proceedings brought by or on behalf of any Park Company and (vi) do not represent obligations which are conditional on an occurrence or event, or the absence of an occurrence or event.  Schedule 3.7(d) sets forth a description of historical write-off experiences of the Park Companies during each of the years ended December 31, 2004, 2005 and 2006 and the ten (10) month period ended October 31, 2007.  Schedule 3.7(d) lists all reserves established with respect to the accounts receivable as of October 31, 2007.

(e)  Schedule 3.7(e) contains a list of all accounts payable and accruals of the Park Companies as of October 31, 2007.  Such accounts payable and accruals have arisen in bona fide arm’s-length transactions in the ordinary course of business, and, prior to the Closing, the Park Companies have been paying their accounts payable in a commercially reasonable manner.  There are no unpaid invoices or bills representing amounts alleged to be owed by any Park Company, or other alleged obligations of any Park Company, which any Park Company has disputed or determined to dispute or refuse to pay.

Section 3.8.  Absence of Undisclosed Liabilities.

No Selling Party nor any Park Company has any debts, liabilities or obligations of any nature affecting the Business, the Interests or the assets of any Park Company (whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) arising out any transaction, series of transactions, action or inaction entered into or occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), except (a) as and to the extent reflected and accrued for or reserved against in the balance sheet dated as of December 31, 2006 (the “Latest Balance Sheet Date”) and included in the Financial Statements; (b) for liabilities and obligations which have arisen after the Latest Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law by any Selling Party or any Park Company); (c) for liabilities specifically delineated on Schedule 3.8, and (d) for any executory obligations arising under any Material Contract that does not arise from a pre-Closing breach of such Material Contract and does not relate to any act or omission on or before the date hereof which, with the giving of notice, the passage of time or both, could constitute a pre-closing breach of such Material Contract.

Section 3.9.  Absence of Changes or Events.

Except as set forth on Schedule 3.9, since the Latest Balance Sheet Date, each Selling Party and each Park Company has conducted the Business in the ordinary course of business.  Without limiting the generality of the foregoing, since the Latest Balance Sheet Date, except as disclosed on Schedule 3.9, there has not been:

(a)  one or more events, occurrences, developments or states of circumstances or facts which, individually or in the aggregate, has had, or could reasonably be expected to result in, a material adverse effect on any Park Company or the Business;

(b)  any declaration, setting aside or payment of any dividend, or other distribution with respect to the Interests or any equity securities of any Subsidiary of the Company (whether in cash or in kind);

(c)  any collection, attempt to collect or write-off as uncollectible of any notes or accounts receivable or other cash obligations owed to any Park Company other than in the ordinary course of business consistent with past practices;

(d)  any acquisition or disposition by any Park Company of any business or line of business or the disposition of a significant amount of assets, whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise;

(e)  any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting any Park Company or the Business;

(f)  any Tax election or amendment of any Tax Return by any Park Company;

(g)  any delay or postponement of any payment of any accounts payable or any other liability or obligation of any Park Company, or any extension or agreement to extend the payment date of any such accounts payable or other liability or obligation of any Park Company, in any case, other than in the ordinary course of business consistent with past practices;

(h)  any acceleration of the collection of any accounts receivables of any Park Company or any other amounts owed to any Park Company;

(i)  any change by any Park Company in its method of accounting or accounting practice, other than changes required under applicable Law, or any failure by any Park Company to maintain its books, accounts and records in the ordinary course of business consistent with past practices; or

(j)  any commitment by any Selling Party or any Park Company to do any of the foregoing.

Section 3.10.  Assets.

(a)  Except as set forth on Schedule 3.10(a), the Park Companies own good and marketable title to all of their respective assets (the “Assets”), free and clear of any and all Liens other than Permitted Exceptions, and the Assets constitute all of the assets necessary to operate the Business as currently conducted.

(b)  Except as set forth on Schedule 3.10(b), the Assets are sufficient to enable the Business to be conducted immediately after the Closing in the same manner as Selling Parties presently conduct it.  All material items of tangible personal property owned or leased by the Park Companies are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.

Section 3.11.  Proprietary Rights.

(a)  Schedule 3.11(a) contains a complete list of all (i) patented or registered Intellectual Property, pending patent applications, and other applications for registration of Intellectual Property, owned by any Park Company and used in or held for use in the operation of the Business (specifying the owner thereof and the patent, registration or application number and issuance, registration or filing date, if applicable); (ii) unregistered Trademarks used in and material to the operation of the Business; and (iii) Software owned by any Park Company and used in the operation of the Business.  Except as set forth on Schedule 3.11(a), no Person other than a Park Company has any right, title or interest in or to, including any right to use, any of such Intellectual Property used in the operation of the Business.

(b)  Schedule 3.11(b) contains a complete list (including the owner thereof, the patent, registration or application number if applicable, the termination or expiration dates thereof and any license or other agreement relating thereto), of all Intellectual Property licensed to any Park Company or otherwise owned by a Person other than a Park Company and used in connection with the operation of the Business (excluding generally commercially available, off the shelf Software licensed pursuant to non-negotiated shrink-wrap or “click to accept” agreements with a replacement cost and/or aggregate acquisition or license cost of less than Ten Thousand Dollars ($10,000)).

(c)  The Park Companies own all rights, title and interest in and to, free and clear of Liens, or have the right to use in the manner used in the Business pursuant to a valid and enforceable license set forth on Schedule 3.11(b), all Intellectual Property necessary for, or used in or held for use in the operation of the Business (collectively, the “Company Intellectual Property”).  Except as set forth on Schedule 3.11(c), none of the Intellectual Property owned by any Park Company and used in connection with the operation of the Business is invalid or unenforceable in whole or in part.  No loss or expiration of any of the Company Intellectual Property is pending, or, to the knowledge of the Selling Parties, threatened.  In the Selling Parties’ reasonable business judgment, the Park Companies have taken all action necessary, performed all customary acts, and paid all fees and taxes (to the extent applicable), required to protect and maintain in full force and effect the Company Intellectual Property.  Each item of Company Intellectual Property will, immediately subsequent to the Closing hereunder, be owned or available for use by the Park Companies on such terms as are identical to those pursuant to which any Park Company, immediately prior to the Closing, owns or has the right to use such item.

(d)  Except as set forth on Schedule 3.11(d), (i) no claim, demand, suit, complaint, dispute, proceeding or investigation contesting the validity, use or enforceability of the Company Intellectual Property, or otherwise challenging the rights of any Park Company in, or use by any Park Company of, any of the Company Intellectual Property, is presently pending or was pending during the previous three (3) years and, to the knowledge of the Selling Parties, no such action is threatened; (ii) neither the use by any Park Company of any Intellectual Property nor the operation of the Business as currently conducted, has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, and none of the Selling Parties nor any Park Company has received any notices regarding any of the foregoing (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and (iii) to the knowledge of the Selling Parties, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(e)  The computer systems, networks, and other technology, including the Software, hardware and communications devices (collectively, the “Systems”) currently used in the conduct of the Business are sufficient for the current needs of the Business, including as to capacity and ability to process current peak volumes in a timely manner.  Except as set forth in Schedule 3.11(e)(i), all Systems, other than Software, used in the Business are owned and operated by and are under the control of the Park Companies, and are not dependent, in whole or in part, on any facilities which are not under the ownership, operation or control of a Park Company.  Schedule 3.11(e)(ii) lists and sets forth a brief description of each material disruption, degradation, shutdown or interruption of the use of such Systems by any Park Company or of the conduct of the Business experienced in the twelve (12) months prior to the date hereof. For purposes hereof, a material disruption, degradation, shutdown or interruption of use of a System shall mean any such disruption having a duration of at least 6 hours, but not including any routine maintenance performed outside the Business’ normal operating hours.

Section 3.12.  Material Contracts»

.Schedule 3.12 is a true, correct and complete list of each Contract that:

(a)  provides for future receipt of, or payment by, any Park Company of more than Twenty Five Thousand Dollars ($25,000) annually, including, without limitation, all such Contracts that are (i) Contracts for capital expenditures and (ii) employment, consulting or severance Contracts;

(b)  provides for future receipt of, or payment by, any Park Company of more than Twenty Five Thousand Dollars ($25,000) annually and is with one or more of the customers or suppliers of the Business;

(c)  is with a physician or one or more of the payors of the Business;

(d)  prohibits any Park Company from freely engaging in any business or competing anywhere in the world, including any contract containing any nondisclosure or confidentiality provision, any non-competition, settlement, co-existence or similar provision that restricts the geographic or operational scope of the Business or the ability of any Park Company to enter into any new line of business, any right of first offer or first refusal with respect to the sale, license or other disposition of any asset, any division or any business of any Park Company, or any provision prohibiting any Park Company from granting any rights or conducting any business or that otherwise restricts any Park Company’s activities or the use of any Intellectual Property;

(e)  relates to any Indebtedness;

(f)  is a license (whether as a licensor or licensee) or similar agreement permitting the use of any Intellectual Property (other than generally commercially available, off the shelf Software licensed pursuant to non-negotiated shrink-wrap or “click to accept” agreements with a replacement cost and/or aggregate acquisition or license cost of less than Fifteen Thousand Dollars ($15,000));

(g)  involves the sharing of profits, losses, costs or liabilities by any Park Company with any other Person in a joint venture, partnership or similar agreement;

(h)  involves hedging or similar transactions;

(i)  grants a power of attorney on behalf of any Park Company;

(j)  involves any investment or capital contribution in any Person or advance or loan to any Person by any Park Company or requires or obligates any Park Company to make any investment in, or advance, loan or capital contribution to, any Person;

(k)  is an agreement pursuant to which any Park Company leases (either as lessor or sublessee), subleases (either as sublessor or sublessee), occupies or otherwise uses any real property (the “Real Property Leases”);

(l)  is an agreement pursuant to which (i) any Park Company leases, holds or otherwise uses any machinery, equipment, vehicle or other tangible personal property owned by any third Person or (ii) any Park Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it;

(m)  provides for the supply of goods or services to a Governmental Authority;

(n)  is a sales representative, distributor, dealer, advertising, consultant, independent contractor, lobbying, manufacturer’s representative, franchise, agency or similar agreement, in each case, which provides for future receipt of, or payment by, any Park Company of more than Twenty Five Thousand Dollars ($25,000) annually;

(o)  relates to the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(p)  relates to the acquisition or disposition of any business (whether by merger, sale of membership interests, sale of assets or otherwise); or

(q)  is not of the foregoing type and is material to the conduct of the Business

(collectively, the “Material Contracts”).  The Selling Parties have provided Buyers with true and correct copies of all Material Contracts, including all amendments, waivers and other modifications thereof.  None of the Park Companies is in material default, nor has any event occurred which with the giving of notice or passage of time or both would constitute a default, under any Material Contract or any other obligation owed by any Park Company thereunder.  To the knowledge of the Selling Parties, no other party to any Material Contract is in default thereunder nor, to the knowledge of the Selling Parties, has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract.  Except as set forth on Schedule 3.12, each of such Material Contracts is in full force and effect, is valid and enforceable against the Park Company party thereto in accordance with its terms and, to the knowledge of the Selling Parties, is not subject to any claims, charges, set-offs or defenses.

Section 3.13.  Litigation.

Except as set forth on Schedule 3.13, since March 24, 2004 there has been no, and there is currently no, suit, action, proceeding, investigation, grievance, claim or order (collectively, “Proceedings”) pending or, to the knowledge of the Selling Parties, threatened against any Selling Party or any Park Company or any of the current or former officers, directors or employees of any Selling Party or any Park Company with respect to the Business, the Interests or the Assets, before any court, or before any Governmental Authority; nor, to the knowledge of the Selling Parties, is there any reasonable basis for any such action, proceeding or investigation.  None of the Selling Parties, the Park Companies or any Affiliate thereof, with respect to the Business, (a) is subject to any judgment, order or decree of any court or Governmental Authority; (b) has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed from a legal standpoint, to any liability that may be material to its business; or (c) is engaged in any legal action to recover monies due it or for damages sustained by it or to cause a third party to act or refrain from acting in a certain manner.

Section 3.14.  Compliance with Applicable Laws.

Except as set forth on Schedule 3.14, the Selling Parties and the Park Companies are, and have been since March 24, 2004, in material compliance with all Laws and requirements in connection with the conduct, ownership, use, occupancy or operation of the Interests, the Business and the Assets, and none of the Selling Parties nor any Park Company has received notice (written or oral) at any time since March 24, 2004 of any violation of any Law or requirement in connection with the conduct, ownership, use, occupancy or operation of the Interests, the Business or the Assets.

Section 3.15.  Licenses and Permits.

The Park Companies hold, and at all times since March 24, 2004 have held, all Permits necessary or desirable for the conduct, ownership, use, occupancy or operation of the Business or the Assets, all of which are identified on Schedule 3.15.  The Park Companies are, and at all times since March 24, 2004 have been, in material compliance with such Permits, all of which are in full force and effect, and none of the Selling Parties nor any Park Company have received any notices (written or oral) to the contrary.

Section 3.16.  Health, Safety and Environment.

(a)  Except as set forth on Schedule 3.16(a), since March 24, 2004, each Park Company has complied with, and is currently in compliance with, all Environmental and Safety Requirements.

(b)  Since March 24, 2004, none of the Park Companies has been subject to, or received any written notice of, any private, administrative, or judicial action, or written notice of any intended private, administrative, or judicial action related to the presence or alleged presence of Hazardous Materials in, under, or upon any real property currently or formerly owned, leased, or used by (i) any Selling Party, Park Company or any of their predecessors, or (ii) any Person that has, at any time, transported, treated, or disposed of Hazardous Material on behalf of any Selling Party, Park Company or any of their predecessors; and there are no pending or, to the knowledge of the Selling Parties, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other Person regarding any matter relating to Environmental and Safety Requirements.

(c)  Except as set forth on Schedule 3.16(c), to the knowledge of the Selling Parties, (i) there are no present events, conditions, circumstances, activities, practices, incidents, or actions, (ii) with respect to any period of time during which any Selling Party or Park Company owned or occupied any real property, there have been no past events, conditions, circumstances, activities, practices, incidents, or actions, and (iii)  with respect to any period of time during which none of the Selling Parties or Park Companies owned or occupied any real property, there have been no past events, conditions, circumstances, activities, practices, incidents, or actions, that might be expected to interfere with or prevent continued compliance with any Environmental and Safety Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any Proceeding against or involving any Selling Party, Park Company or any real property presently or previously owned or used by any Selling Party, Park Company or any of their predecessors, or any off-site disposal or treatment site used by any Selling Party, Park Company or any of their predecessors under any Environmental and Safety Requirements or related common law theories.

Section 3.17.  Taxes.

All Taxes due and payable by any Selling Party or any Park Company have been timely paid in full.  Each Selling Party and Park Company has timely filed all federal, state, county, local and foreign Tax Returns that it is required to have filed, and such returns are complete and correct in all material respects.  Any deficiencies proposed as a result of any audits or investigations of or claims against any Selling Party or any Park Company by any Governmental Authority have been fully paid or settled, and there are no present or pending disputes, audits, investigations or claims as to Taxes payable by any Selling Party or any Park Company.  There are no unexpired waivers or extensions of any statute of limitations with respect to any Taxes of any Selling Party or any Park Company and no Selling Party nor any Park Company is a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes against it.  No claim has ever been made by an authority in a jurisdiction where the Selling Parties or Park Companies do not file Tax Returns that any Selling Party or any Park Company may be subject to taxation by that jurisdiction.  There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  Each Selling Party and Park Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  No Selling Party nor any Park Company has any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise.  No Selling Party nor any Park Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.  No Selling Party nor any Park Company has been a member of an Affiliated Group.  No Selling Party nor any Park Company has engaged in any reportable transaction within the meaning of Sections 6111 and 6112 of the Code.  No Selling Party nor any Park Company has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact any tax attribute of or the amount of Tax due from any Selling Party or any Park Company after the Closing Date. Each Selling Party (other than the Owner) and Park Company is disregarded as an entity separate from the Owner within the meaning of Treasury Regulation Section 301.7701-3 (and any comparable provision of state or local law).

Section 3.18.  Insurance Policies.

Schedule 3.18 sets forth a description of all insurance policies necessary to or used in the Business, including those which are owned by the Selling Parties (including the insurer, the policy holder, the type of policy and the policy limits).  Each of the Park Companies is named as an insured on the policies described on Schedule 3.18.  None of the Selling Parties or Park Companies has received any notice of cancellation or intent to cancel with respect to any such insurance policies.  All premiums on all such policies have been paid to date and the Selling Parties or Park Companies, as applicable, have complied in all material respects with all conditions of its policies.  None of the Selling Parties or Park Companies is in default with respect to its obligations under any material insurance policy maintained by it.

Section 3.19.  Healthcare Matters.

(a)  Except as set forth on Schedule 3.19(a), the Park Companies are and during the last three (3) years have been in compliance, in all material respects, with all federal and state healthcare Laws applicable to the operation of the Park Companies, including, but not limited to, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the regulations promulgated pursuant to such Laws and comparable state Laws, all Laws applicable to the holders of Health Care Licenses held by any Park Company during the last three (3) years and all Laws applicable to the Programs in which any Park Company participate or participated during the last three (3) years (collectively, “Healthcare Laws”).

(b)  Except as set forth on Schedule 3.19(b): (i) all material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Authority by any Park Company in connection with any Healthcare Law have been so filed, maintained or furnished; and (ii) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)  Each Park Company holds or possesses, and during the last three (3) years has held or possessed, each of the licenses, franchises, registrations, qualifications, approvals, authorizations and other permits by, of or with any Governmental Authority necessary under any Healthcare Law to (i) own or lease, operate and use its assets (ii) to carry on and conduct its business substantially as currently conducted and as proposed to be conducted and  (iii) obtain reimbursement under Medicare and Medicaid Programs and under all contracts, programs and other arrangements with third-party payors, insurers or fiscal intermediaries (each, an “Entity Health Care License”).   Each director, officer, member and manager of each of the Park Companies and, to the knowledge of the Selling Parties, each employee and agent of the Park Companies, has, and during the last three (3) years has had, all licenses, franchises, registrations, qualifications, approvals, authorizations and other permits by, of or with any Governmental Authority necessary under any Healthcare Law for the performance of his or her duties (each, an “Individual Health Care License” and together with the Entity Health Care Licenses, the “Health Care Licenses”).  Schedule 3.19(c) contains a list of all Health Care Licenses.  No Health Care License was revoked, cancelled, suspended or materially and adversely modified during the last three (3) years.   All Health Care Licenses are in full force and effect and there are no Actions pending or, to the knowledge of the Selling Parties, threatened that seek or, if determined in a manner adverse to the Park Companies would result in, the revocation, cancellation, suspension or adverse modification thereof.  The Park Companies are and during the last three (3) years have been in compliance, in all material respects, with all of the terms and requirements of each such Health Care License.

(d)  Each Park Company meets and during the last three (3) years or since the beginning of its participation, whichever is shorter, has met, in all material respects, all of the applicable requirements of Medicare, Medicaid and any other state or federal healthcare programs and private third party payor programs in which it participates (collectively, “Programs”), all of which are set forth on Schedule 3.19(d), and is a party to valid participation agreements for payment by such Programs to the extent that it bills a particular Program for services or procedures or is otherwise required to meet such requirements.  There is no Action pending or, to the knowledge of the Selling Parties, threatened against any Park Company which relates to compliance with all of the applicable requirements of any Program.  Each Park Company has no outstanding overpayments or refunds due to any Program in excess of $10,000.

(e)  No Park Company nor any directors, members, officers or managers of any Park Company and, to the knowledge of the Selling Parties, none of any Park Company’s employees or agents or any other party to any contract who furnishes services or supplies that may be reimbursed in whole or in part under any Program:  (i) has been convicted of or charged with any violation of any Law related to any Program; (ii) has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Program or has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(f)  Each Park Company is duly accredited with no material contingencies by the accrediting agencies set forth on Schedule 3.19(f) (each an “Accrediting Agency”).  The Selling Parties have made available to Buyers copies of the most recent of each such Accrediting Agency’s survey report and deficiency list, if any, and each Park Company’s most recent statement of deficiencies and plan of correction, if any.

Section 3.20.  Employee Benefit Plans.

(a)  Schedule 3.20(a) lists each Employee Benefit Plan.

(b)  The Selling Parties have delivered complete copies to Buyers of (i) each written Employee Benefit Plan (other than those Employee Benefit Plans sponsored by Administaff), as amended through the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle and any amendments thereto with respect to each such plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report and all schedules and attachments (or evidence of any applicable exemption) and any PBGC Form 1 and all schedules and attachments for the three (3) most recent plan years to the extent such forms are required for such plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Benefit Plans, including a description of any material terms of such plan, is set forth on Schedule 3.20(a).

(c)  Except to the extent a violation could not reasonably be expected to result in material liability, each Employee Benefit Plan has been in compliance and currently complies in form and in operation in all material respects, with all applicable requirements of ERISA, the Code or any other applicable Law, and has been and is operated in accordance with its terms.  Each Employee Benefit Plan has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

(d)  Except as set forth on Schedule 3.20(d), no Selling Party or any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is (i) a “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)  Except as could not reasonably be expected to result in material liability, there are no Proceedings pending or, to the knowledge of the Selling Parties, threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts that could reasonably give rise to any liability, or Proceeding against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.

(f)  Except as could not reasonably be expected to result in material liability, no Person has:  (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan; (ii) breached a fiduciary obligation with respect to any Employee Benefit Plan; or (iii) any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(g)  Except as could not reasonably be expected to result in material liability, no Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any Selling Party or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law).

(h)  With respect to all periods prior to the Effective Time, the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended, have been satisfied with respect to each Employee Benefit Plan, except as could not reasonably be expected to result in material liability.

(i)  With respect to each Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the appropriate Financial Statements and each such plan has no unfunded liability that is not reflected on the appropriate Financial Statements.

(j)  To the knowledge of the Selling Parties, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(k)  No Employee Benefit Plan or any other agreement, program, policy or other arrangement by or to which any Selling Party or any ERISA Affiliate is bound or otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment, which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)  Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times, since the adoption of Section 409(A) of the Code, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

Section 3.21.  Labor Relations.

Set forth on Schedule 3.21(a) is a list of employees and consultants of the Park Companies whose compensation with respect to the year ended December 31, 2006 was greater than Forty Thousand Dollars ($40,000) or whose current annual base rate of pay is greater than Forty Thousand Dollars ($40,000), setting forth each such person’s name, title, employment (or consultant, as the case may be) commencement date, current annual rate of compensation and total compensation (including bonuses) for the year ended December 31, 2006.  None of the Park Companies has agreed in writing to increase the current compensation level of any of their respective officers, directors or employees.  None of the Park Companies is a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. No strike or union organizational activity has occurred at any time since March 24, 2004 or is pending or, to the knowledge of the Selling Parties, threatened against any Park Company.  Except as set forth on Schedule 3.21(b), there is not currently pending against any Park Company, nor has there been pending against any Park Company at any time since March 24, 2004, any unfair labor practice charge, allegation or complaint or any allegation, charge or complaint of employment discrimination or any form of harassment nor, to the knowledge of the Selling Parties, is there any basis for any such charge, allegation or complaint.  To the knowledge of the Selling Parties, no employee or consultant has breached any restrictive covenant or any other obligation that he or she owes to any third party.  Except as set forth on Schedule 3.21(a), no employee of any Park Company is currently on short-term disability or long-term disability or on any other leave of absence.

Section 3.22.  Transactions With Affiliates.

Except as set forth on Schedule 3.22, since March 24, 2004, the Park Companies have not engaged in any Affiliate Transactions.  An “Affiliate Transaction” is any contract, agreement, arrangement, commitment or transaction between any Park Company, on the one hand, and any Owner Party, on the other hand.  “Owner Party” includes (i) the Owner, (ii) the Owner’s Affiliates, (iii) any officer, director or employee of the Owner, any family member of any officer, director or employee of the Owner or any trust for the benefit of the foregoing persons and (iv) any entity controlled by any Person or Persons identified in (i) through (iii) or any entity in which any Person or Persons identified in (i) through (iii) own, collectively, ten percent (10%) or more. All obligations of the Park Companies with respect to all Affiliate Transactions, including but not limited to any outstanding accounts payable or receivable, have been satisfied, discharged and terminated and the Park Companies have no further liability or benefit in respect on any Affiliate Transaction.

Section 3.23.  Real Property.

None of the Park Companies owns, has agreed to own, has an option to purchase or sell, or is obligated to purchase or sell, any real property.  Schedule 3.23 lists all real property occupied by the Park Companies.  None of the Park Companies has any past due obligation as lessee under any Real Property Lease.  The real property and improvements leased by the Park Companies shall be referred to herein as the “Leased Real Property.”  The Leased Real Property is in good order and repair.  All build-out work and other improvements to be made under any of the Real Property Leases have been completed in a manner acceptable to the Selling Parties.  No Selling Party nor any Park Company has received any notice from any insurance company, board of fire underwriters or Governmental Authority of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property that could adversely affect insurability that has not been complied with.  To the knowledge of the Selling Parties, there is no pending or threatened condemnation or other governmental taking of any Leased Real Property or any part thereof.  To the knowledge of the Selling Parties, the Leased Real Property is in compliance with all zoning requirements.  To the knowledge of the Selling Parties, no fact or condition exists that could result in the termination or impairment of presently available access to any portion of any Leased Real Property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.  To the knowledge of the Selling Parties, there are no special, general or other assessments pending or threatened against any Park Company or affecting any Leased Real Property that would be payable by the lessee thereof.  None of the Selling Parties or Park Companies has entered into any brokerage arrangement with respect to any Real Property Lease.  No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

Section 3.24.  Warranties.

Except as listed on Schedule 3.24, (i) none of the Park Companies has provided any product or service warranties or guaranties with respect to goods or services sold or provided by it and (ii) since March 24, 2004, no claims have been made or, to the Selling Parties’ knowledge, threatened, against any Park Company with respect to any product or service warranties or guarantees related to goods or services sold or provided by it.

Section 3.25.  Product Liability.

Except as listed on Schedule 3.25, no product liability or other tort claims have been made, or to the Selling Parties’ knowledge threatened, against any Park Company.  To the knowledge of the Selling Parties, there are no defects in the design or manufacture of products sold by any Park Company in connection with the Business that could form the basis for a cause of action for product liability against any Park Company.

Section 3.26.  Bank Accounts.

Schedule 3.26 is a complete and correct list of each bank or financial institution in which any Park Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

Section 3.27.  Books and Records.

The books of account, minute books, stock record books and other records of the Park Companies, all of which have been made available to Buyers, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 3.28.  Patients, Vendors and Payors.

(a)  Schedule 3.28(a) is a complete and correct list of the twenty (20) largest vendors to the Park Companies, in terms of aggregate dollar value of purchases from vendors to the Park Companies, taken as a whole, year to date through August 31, 2007.  No such vendor has canceled or otherwise terminated or materially and adversely modified, or threatened in writing to cancel or terminate, its relationship with any Park Company. No Selling Party nor any Park Company has received any notice, nor does any Selling Party have knowledge, that any such vendor (i) intends to cancel or otherwise terminate or materially and adversely modify its relationship with the Business, or (ii) is threatened with bankruptcy or insolvency.  No Selling Party nor any Park Company has received any premium or other benefit from any vendor as a result of any financial accommodation provided by any Selling Party or any Affiliate of any Selling Party, to such vendor.

(b)  Schedule 3.28(b) is a complete and correct list, excluding names, of the twenty (20) largest patients of the Park Companies, taken as a whole (the “Top Patients”), in terms of aggregate revenue year to date through August 31, 2007.  No Top Patient has canceled or otherwise terminated or materially and adversely modified its relationship with any Park Company.  No Selling Party nor any Park Company has received any notice, nor does any Selling Party have knowledge, that any Top Patient (i) intends to cancel or otherwise terminate or materially and adversely modify its relationship with any Park Company, or (ii) is threatened with bankruptcy or insolvency.

(c)  Schedule 3.28(c) is a complete and correct list of the twenty (20) largest payors of the Park Companies, taken as a whole (the “Top Payors”), in terms of aggregate revenue year to date through August 31, 2007.  No Top Payor has canceled or otherwise terminated or materially and adversely modified its relationship with any Park Company.  No Selling Party nor any Park Company has received any notice, nor does any Selling Party have knowledge, that any Top Payor (i) intends to cancel or otherwise terminate or materially and adversely modify its relationship with any Park Company, or (ii) is threatened with bankruptcy or insolvency.

Section 3.29.  Trade Names; Business Locations.

During the past five (5) years (but with respect to periods prior to March 24, 2004, only to the Selling Parties’ knowledge), (a) except as set forth on Schedule 3.29, none of the Park Companies has been known as or used any fictitious or trade names, and (b) none of the Park Companies has had offices or places of business other than as set forth in Schedule 3.29.  None of the Park Companies is the surviving corporation of a merger or consolidation other than as set forth in Schedule 3.29.

Section 3.30.  Workers Compensation.

Schedule 3.30 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of any Park Company or any ERISA Affiliate made since March 24, 2004 and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements for (a) costs, expenses and other liabilities under any workers compensation Laws and (b) any other medical costs and expenses.  To the knowledge of the Selling Parties, except as set forth on Schedule 3.30, no claim, injury, fact, event or condition exists which would give rise to a material claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) of any Park Company or ERISA Affiliate under any Laws or for any other medical costs and expenses.

Section 3.31.  Disclosure Schedules.

Notwithstanding anything to the contrary contained herein, nothing in any of the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made by the Selling Parties herein unless such Disclosure Schedules disclose the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document on any of the Disclosure Schedules shall not be deemed adequate to disclose an exception to a representation or warranty made herein except where the representation or warranty calls for the listing or provision of the document or where a reasonable buyer would infer such disclosure.  Any reference to a section or subsection in the Disclosure Schedules refers to that section or subsection of this Agreement, unless the context requires otherwise; provided, however, a particular matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed to be incorporated by reference into such other Disclosure Schedules (if not otherwise explicitly so incorporated) where a reasonable buyer would, based on the nature of such disclosure, infer that such particular matter qualifies the representation or warranty corresponding to such other section of the Disclosure Schedules.

Section 3.32.  No Other Representations.

Each Seller Party acknowledges and agrees that, except as expressly set forth in Article 4, Buyers are not making any express or implied warranty of any kind whatsoever, and that the representations and warranties of the Buyers set forth in Article 4 constitute the sole and exclusive representations and warranties to such Seller Party in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by Buyers.  Notwithstanding anything set forth in this Section 3.32, this Section 3.32 shall in no manner restrict any Seller Indemnified Party’s remedies with respect to fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby represents, warrants and covenants to each Selling Party that:

Section 4.1.  Buyer Organization.

Maverick is a limited liability company duly organized and validly existing under the laws of the State of Arizona.  GP Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.  Such Buyer has the power and authority to own all of its properties and assets and to conduct its business, except where the failure to have such power would not have a material adverse effect on its business.

Section 4.2.  Authorization.

The execution and delivery of this Agreement and the Transaction Documents to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action and no other act or proceeding on the part of such Buyer is necessary.  Such Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which such Buyer is a party and to perform its obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery hereof by each Selling Party, this Agreement and the Transaction Documents to which such Buyer is a party constitute the valid and legally binding obligations of such Buyer, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.

Section 4.3.  No Violation.

Except as set forth on Schedule 4.3, the execution, delivery and performance by such Buyer of this Agreement and the Transaction Documents to which such Buyer is a party and the consummation of the transactions contemplated herein and therein do not and will not:

(a)  result in the breach of any of the terms or conditions of, or constitute a default under, or accelerate any rights or obligations under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Buyer may be bound or affected;

(b)  violate any Laws of any court, administrative agency, or Governmental Authority; or

(c)  violate any provision of the certificate of formation or operating agreement of such Buyer.

Section 4.4.  Consents and Approvals.

Except as set forth on Schedule 4.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Buyer, and such Buyer has made all filings required by Legal Requirements to be made, in connection with such Buyer’s authorization, execution and delivery of this Agreement or the Transaction Documents to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder, and the consummation by such Buyer of the transactions contemplated hereby and thereby.

Section 4.5.  No Brokers or Finders.

Neither such Buyer nor any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.6.  No Other Representations.

Such Buyer acknowledges and agrees that, except as expressly set forth in Article 3, the Selling Parties are not making any express or implied warranty of any kind whatsoever, and that the representations and warranties of the Selling Parties set forth in Article 3 constitute the sole and exclusive representations and warranties to such Buyer in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by the Selling Parties.  Notwithstanding anything set forth in this Section 4.6, this Section 4.6 shall in no manner restrict any Buyer Indemnified Party’s remedies with respect to fraud.

ARTICLE 5

INDEMNIFICATION

Section 5.1.  Survival.

The representations and warranties made herein shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.10(a), 4.1, 4.2, 4.3, 4.4 and 4.5 shall survive indefinitely; and (b) the representations and warranties set forth in Sections 3.16, 3.17 and 3.20 shall survive until sixty (60) days following the expiration of the period of limitations applicable to the liabilities in question (giving effect to any waiver, mitigation or extension thereof).  Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved; provided, however, that only such portion of the applicable representation and warranty that is the subject of such claim shall be deemed to survive.

Section 5.2.  Indemnification by the Selling Parties.

Notwithstanding any examination made by, for, or on behalf of, Buyers, the knowledge of either Buyer’s officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion in connection with this Agreement, and regardless of whether such liability has been disclosed to or discovered by Buyers in connection with their due diligence investigation on the Business or otherwise or is otherwise known by either Buyer or any of its officers, directors, employees or agents, each Selling Party agrees, jointly and severally to indemnify, defend and save each Buyer, its Affiliates (including, after Closing, the Park Companies) and their respective stockholders, officers, directors, members, managers, partners, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, obligations, deficiencies, demands, diminution in value (provided that the Buyer Indemnified Party can prove the existence of such a Loss and the amount thereof), claims, Proceedings, causes of action, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys, accountants and other experts, and reasonable costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise related directly to:  (i) any inaccuracy in any of the representations or warranties of the Selling Parties contained in Article 3 of this Agreement or in the Transaction Documents, provided that for purposes of this Section 5.2, all “material adverse effect,” “material” or similar qualifiers contained herein or therein shall not be given any effect; (ii) the failure of any Selling Party to perform any of its covenants or obligations contained in this Agreement, the Transaction Documents or in any exhibit or schedule hereto or thereto that are required to be performed at or prior to the Closing; (iii) any Indebtedness; (iv) any Seller Transferred Employee Obligations; (v) any Employee Benefit Plan of any Selling Party; (vi) any Indemnified Liabilities; (vii) any Selling Parties’ Taxes; (viii) any Seller Closing Costs; (ix) any failure by any Selling Party or Park Company to comply with any applicable Legal Requirement prior to the Closing; (x) any delay or inability to bill or receive reimbursement for services rendered by any Park Company on behalf of beneficiaries under any Programs related to Medicaid (collectively, the "Texas Medicaid Programs") during the period from and including the Closing Date through the date on which any Enrollment Applications submitted by the Park Companies for participation in such Texas Medicaid Programs are deemed completed by such Programs, and enrollment or participation in such Programs is effective; and (xi) Buyer's reliance on that certain email from Mary Grassmuck of the Texas Department of Aging and Disabilities attached hereto as Schedule 5.2.

Section 5.3.  Indemnification by Buyers.

From and after the Closing, each Buyer agrees to indemnify, defend and save the Selling Parties and their respective officers, directors, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise related to: (a) any inaccuracy in any of the representations and warranties of a Buyer contained in Article 4 of this Agreement or the Transaction Documents, provided that for purposes of this Section 5.3, all “material adverse effect,” “material” or similar qualifiers contained herein or therein shall not be given any effect, or (b) the failure of a Buyer to perform any of its covenants or obligations contained in this Agreement or the Transaction Documents.

Section 5.4.  Indemnification Procedure.

(a)  If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article 5, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.  In that regard, if any Proceeding, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 5 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must first:  (a) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation that may arise with respect to such claim or the facts giving rise to such claim for indemnification and (b) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; and providedfurther that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control of (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves Taxes, which shall be governed exclusively by Section 7.2.

If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(b)  The Indemnifying Party may enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party and (ii) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim, which consent shall not be unreasonably withheld or delayed.

Section 5.5.  Failure to Give Timely Notice.

A failure by an Indemnified Party to promptly provide notice as provided in Section 5.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 5.6.  Certain Limitations.

(a)  Basket on Losses of Buyer Indemnified Parties.  Notwithstanding anything to the contrary set forth in this Agreement (but subject to the proviso set forth in this sentence), no Selling Party shall be liable to any Buyer Indemnified Party under Section 5.2(i) unless the aggregate Losses incurred by the Buyer Indemnified Parties with respect to which indemnification is to be provided under Section 5.2(i) exceed Thirty-Five Thousand Dollars ($35,000) (the “Basket Threshold”), in which case the Selling Parties shall be liable to Buyer Indemnified Parties under Section 5.2(i) for the full amount of all Losses; provided, however, that the limitations set forth in this Section 5.6(a) and application of the Basket Threshold shall not apply to any Losses incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of (i) any inaccuracy in any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.10(a), 3.16, 3.17, or 3.20 of this Agreement or (ii) any inaccuracy in any of the representations or warranties of the Selling Parties of which the Selling Parties had knowledge at any time prior to the date on which such representation or warranty was made.

(b)  Cap on Losses of Buyer Indemnified Parties.  The aggregate amount required to be paid by the Selling Parties under Sections 5.2(i) shall not exceed an amount equal to the Base Purchase Price plus the Earn-Out Consideration, if any.

(c)  Losses Net of Insurance Proceeds.  Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article 5 shall be reduced by the amount of insurance proceeds actually received by such Indemnified Party in respect of any Losses incurred by such Indemnified Party, net of all attorney’s fees and other out-of-pocket fees, costs and expenses incurred in connection with collecting such proceeds and any deductible payment, reimbursement obligation, retrospective payments or additional premiums incurred by the Indemnified Party as a result of such collection as estimated in good faith by an independent insurance consultant selected by the Indemnified Party (such net amounts, a “Net Recovery”).   In the event that a Net Recovery is actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Net Recovery relates, appropriate refunds in the amount of such Net Recovery (or if less, in the amount of applicable indemnification payments previously made) shall be made promptly.  No obligation of an Indemnified Party under this Section 5.6(c) shall limit, delay or otherwise affect the rights of such Indemnified Party to recover from an Indemnifying Party pursuant to this Article 5 and nothing in this Section 5.6(c) shall be deemed to require any Indemnified Party to pursue recovery under any insurance policy.

Section 5.7.  Indemnification as Sole Remedy.

Subject to the provisions of Section 5.8, the indemnification provided for in this Article 5 shall be the sole and exclusive remedy and recourse for any breach by any party of the representations and warranties contained in Article 3 and Article 4 of this Agreement.

Section 5.8.  Special Rule for Fraud.

Notwithstanding anything in this Article 5 to the contrary, in the event of any breach of a representation or warranty by any party hereto that involves fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any other party or on its behalf) and will continue in full force and effect for the period of the applicable statute of limitations; and the limitations set forth in Section 5.6 shall not apply to any Losses that any Buyer Indemnified Party or Seller Indemnified Party, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach that is intentional or involves fraud.

Section 5.9.  Payments.

(a)  Within five (5) business days after the resolution of any indemnification claim by any Buyer Indemnified Party hereunder pursuant to which such Buyer Indemnified Party is entitled to any payment, (i) if there are funds remaining in the Escrow Account, the Selling Parties and Buyers shall execute and cause a joint written direction to be delivered pursuant to the Escrow Agreement within five (5) days of such resolution, which joint written direction shall direct the Escrow Agent to make such payment out of the Escrow Account, and (ii) if the Escrow Account contains insufficient funds to satisfy in full any claim or portion thereof to be paid to any Buyer Indemnified Party or if no Escrow Account exists, such payment shall be made by the Selling Parties within five (5) business days of such resolution; provided, however, that in addition to the foregoing, Buyers shall have those rights of setoff set forth in Sections 2.4(d)(i) and 5.10(a).  Notwithstanding the foregoing, in the event that any Selling Party is required to make any Tax payments required pursuant to Section 7.2, the Selling Parties, jointly and severally, shall be required to make such payment directly to Buyers and such amount shall not be made from the Escrow Amount, unless Buyers so elect should the Selling Parties continue to fail to make such payment following thirty (30) days prior written notice from Buyers.

(b)  Within five (5) business days after the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment, such payment shall be made by Buyers.

(c)  In the event that Buyers obtain indemnification from the Selling Parties in relation to any Account Receivable subsequently collected by Buyers, Buyers shall promptly reimburse the Selling Parties for the amount of such indemnification, solely to the extent of such collection, net of collection costs incurred.

Section 5.10.  Set-off.

(a)  To the extent that the Selling Parties fail to satisfy an indemnification obligation pursuant to this Article 5 within the time periods and pursuant to the procedures prescribed in Section 5.9(a), Buyers may in their sole discretion set off the amount of such indemnification obligation against any amounts then due and payable to the Selling Parties, including the Earn-Out Consideration, if any.

(b)  To the extent that Buyers fail to satisfy an indemnification obligation pursuant to this Article 5 within the time period prescribed in Section 5.9(a), the Seller Indemnified Party may in his, her or its sole discretion set off the amount of such indemnification obligation against any amounts then due and payable by such Seller Indemnified Party to Buyers.

Section 5.11.  Purchase Price Adjustment.

Any indemnification received under this Article 5 shall be treated by Buyers, the Selling Parties and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price unless a Final Determination (defined below) causes any such amount not to constitute an adjustment to the Purchase Price for Federal tax purposes.  The term “Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyers or any Selling Party, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party or parties determine(s) that no action should be taken to recoup such payment and the other party agrees in writing.

ARTICLE 6

CLOSING

Section 6.1.  Closing.

Subject to the terms and conditions set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall take place at 10:00 a.m., Chicago time, at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois on the date of this Agreement or such other date as may be agreed to in writing by the parties hereto (the “Closing Date”).  The Closing shall be deemed effective at the close of business on the Closing Date (the “Effective Time”).

Section 6.2.  Deliveries by the Selling Parties.

At the Closing, the Selling Parties shall deliver or cause to be delivered to Buyers:

(a)  good and sufficient instruments of conveyance and transfer, as are effective to vest (i) GP Buyer with full, complete and marketable right, title and interest in and to the GP Interests and (ii) Maverick with full, complete and marketable right, title and interest in and to the LP Interests, free and clear of all Liens and Other Encumbrances, in form and substance satisfactory to Buyers;

(b)  Assignments of Company Intellectual Property in form and substance satisfactory to Buyers;

(c)  a certificate executed and delivered by the Secretary of each Selling Party, attesting and certifying as to: (i) the organizational documents of such Selling Party and each Park Company (as also certified as of a recent date by the applicable Government Authority in each such Person’s jurisdiction of formation); (ii) copies of resolutions of the board of directors, board of managers or general partner, as applicable, and stockholders, members or partners, as applicable, of each Selling Party adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which such Selling Party is a party; and (iii) incumbency and specimen signature certificates with respect to the officers, if any, of each Selling Party;

(d)  certificates of good standing of each Selling Party and Park Company issued not earlier than ten (10) days prior to the Closing Date by the applicable Government Authority in each such Person’s jurisdiction of formation and each other jurisdiction where any such Person is qualified to do business;

(e)  documentation setting forth the amount of and the procedures for making the Indebtedness Payments, if any, as well as the agreement of each creditor that, upon receipt of a specified amount, its Indebtedness shall be paid in full and the agreement of each applicable creditor to release all of its Liens upon the Assets upon such creditor’s receipt of its portion of the Indebtedness Payments;

(f)  UCC, tax lien, bankruptcy and judgment searches with respect to each Park Company from the appropriate jurisdictions dated not more than ten (10) days prior to the Closing Date and evidence satisfactory to Buyers that all Liens on the Assets have been released;

(g)  all Required Consents;

(h)  the legal opinion of Winstead PC dated as of the Closing Date and addressed to Buyers and Buyers’ financing sources;

(i)  the Estimated Post-Closing Adjustment Schedule;

(j)  a non-foreign affidavit dated as of the Closing Date from each of the Selling Parties, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Selling Party is not a “foreign person” as defined in Section 1445 of the Code;

(k)  releases, from the Owner and each Park Company, of all pre-Closing obligations of each Park Company to any Seller Party and other documentation reasonably satisfactory to Owner and each Park Company that all inter-company accounts to and from the Company have been extinguished prior to the open of business on the Closing Date;

(l)  a joint written direction, executed by each of Park InfusionCare of Dallas, L.P., Park InfusionCare of Houston, L.P. and Park InfusionCare of San Antonio, L.P. (the “Direction”), directing Winstead PC to distribute the Deposit (as such term is defined in the Letter of Intent) to Beecken Petty O’Keefe & Company, LLC, by wire transfer of immediately available funds to an account specified by the Beecken Petty O’Keefe and Company, LLC in writing; and

(m)  such other documents and instruments as Buyers may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Buyers shall be in form and substance reasonably satisfactory to Buyers.

Section 6.3.  Deliveries by Buyers.

At the Closing, Buyers shall deliver or cause to be delivered the Selling Parties:

(a)  federal funds wire transfer(s) in accordance with Section 2.2;

(b)  certificates, executed and delivered by the Secretary of each Buyer in form and substance reasonably satisfactory to the Selling Parties, attesting and certifying as to: (i) copies of resolutions of the board of managers of such Buyer adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which such Buyer is a party and (ii) incumbency and specimen signature certificates with respect to an officer of such Buyer;

(c)  a certificate of good standing of Maverick and GP Buyer issued not earlier than ten (10) days prior to the Closing Date from the Secretary of State of Arizona and Delaware, respectively;

(d)  the Direction, executed by Beecken Petty O’Keefe & Company, LLC; and

(e)  such other documents and instruments as the Selling Parties may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to the Selling Parties shall be in form and substance reasonably satisfactory to the Selling Parties.

ARTICLE 7

COVENANTS AND OTHER AGREEMENTS

Section 7.1.  Non-Competition; Confidentiality.

The parties agree that Buyers are relying on the covenants and agreements set forth in this section, that without such covenants Buyers would not enter into this Agreement or the transactions contemplated hereby, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a)  Noncompetition.  In furtherance of the purchase and sale of the Interests to Buyers by virtue of the transactions contemplated hereby, to more effectively protect the value of the Business, and to induce Buyers to consummate the transactions contemplated hereby, each Selling Party covenants and agrees that, during the Term (as defined below), no Selling Party will, nor will any Selling Party permit any of its Affiliates to, invest, engage or participate, directly or indirectly, individually or as an investor, owner, securityholder, partner, member, director, manager, officer, employee, consultant, sales representative, manufacturer’s representative, customer or agent of any other Person, in or receive any discount, revenue or other compensation or economic benefit in connection with, any business that is or may reasonably be considered to be competitive with the Business or any portion thereof as conducted by the Selling Parties as of the Closing Date (including any presently contemplated expansions or extensions thereof), anywhere in Texas (any of the foregoing as the usage may require, “Compete,” “Competitive” or “Competition”); provided, that if any Selling Party as of the date hereof Competes with the Business, such Selling Party may continue such existing Competition, but may not, directly or indirectly, increase or permit any increase in the degree to which such business is Competitive with the Business, whether by geographic expansion, expansion of product or service offerings or otherwise.  Notwithstanding the foregoing, nothing contained in this Section 7.1(a) shall (i) prohibit any Selling Party or any of its Affiliates from owning less than five percent (5%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market or (ii) prohibit or restrict any Selling Party or any of its Affiliates from owning and operating retail pharmacies and performing compounding services at such pharmacies for retail customers of such pharmacies.  The “Term” shall mean the period beginning on the Closing Date and ending upon the fifth (5th) anniversary of the Closing Date; provided, however, that in the event of a breach or violation by any Selling Party of this Section 7.1, the Term shall be tolled until such breach or violation has been duly cured.

(b)  Non-Solicitation. Without limiting the generality of the provisions of Section 7.1(a) above, each Selling Party hereby agrees that during the Term, no Selling Party will, directly or indirectly, disrupt or seek to disrupt the business relationship between any Person that is or was a supplier or customer of, or payor to, the Business during the two (2)-year period preceding the date of such solicitation, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts competitive with the Business.  Buyers acknowledge that following the Closing Affiliates of the Selling Parties will continue to conduct business operations with suppliers and payors who are suppliers and payors of Buyers but which do not Compete with the Business.  Buyers agree that such activities by Affiliates of the Selling Parties will not be deemed to be a violation of this Article 7.

(c)  Confidentiality.  The Selling Parties recognize and acknowledge that as of the Closing, they have knowledge of confidential and proprietary information concerning the Business (“Confidential Information”).  In light of the foregoing, from and after the Closing, each Selling Party shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law or is in the public domain through no wrongful act on the part of any Selling Party, any of its Affiliates or any of its agents.  In the event that any such party reasonably believes after consultation with counsel that it is required by Law to disclose any Confidential Information, such party will (A) provide Buyers with prompt notice before such disclosure in order that Buyers may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (B) cooperate with Buyers in attempting to obtain such order or assurance.

(d)  Interference with Relationships.  During the Term, no Selling Party or any Affiliate thereof shall directly or indirectly, employ, engage or recruit, solicit, contact or approach for employment or engagement, or recommend that that a third party employ, engage, recruit, solicit, contact or approach for employment or engagement, any Person who served as an employee or independent contractor of any Selling Party who provided services to, or on behalf of, any Park Company within the six (6) months immediately preceding the date hereof, or otherwise seek or attempt to interfere with, influence or alter any such Person’s relationship or potential relationship with any Park Company.

(e)  Publicity.  During the Term, none of the Selling Parties or any of their Affiliates or any of their respective officers, directors or employees, shall make any statement or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, vendors, prospects, sales representatives or distributors, which are in any way disparaging of any Park Company, any of its Affiliates or the Business, or the products and services of any Park Company, any of its Affiliates or the Business.

(f)  Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 7.1 too lengthy or the geographic area covered too extensive, the other provisions of this Section 7.1 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by Law under the circumstances and geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances.  The court in each case shall reduce the Term and/or geographic area covered to permissible duration or size.

(g)  Property of the Business.  All memoranda, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means that are included in the Assets are and shall be the Buyers’ property and shall be delivered to the Buyers or destroyed promptly on the request of Buyers.

(h)  Remedies.  The Selling Parties acknowledge and agree that the covenants set forth in this Section 7.1 hereof are reasonable and necessary for the protection of Buyers’ business interests, that irreparable injury will result to Buyers if any Selling Party breaches any of the terms of this Section 7.1, and that in the event of an actual or threatened breach by any Selling Party of any of the provisions contained in this Section 7.1, Buyers will have no adequate remedy at Law. The Selling Parties accordingly agree that in the event of any actual or threatened breach by any Selling Party of any of the provisions contained in this Section 7.1, Buyers shall be entitled to such injunctive and other equitable relief, without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages or (iii) showing that monetary damages are an inadequate remedy.  Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of any damages that they are able to prove.

Section 7.2.  Agreements Regarding Tax Matters.

(a)  After the Closing, the Selling Parties and Buyers (i) will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes, (ii) will each retain and provide to the other party all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination and (iii) will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of Buyers and the Selling Parties will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to the Park Companies for tax periods or portions thereof ending on or prior to the Closing Date.

(b)  For all purposes under this Agreement involving the determination of Taxes (including the determination of Selling Parties’ Taxes), in the case of Taxes that are payable with respect to any period that includes but does not end on the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), or (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the close of the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the close of the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 7.3.  Payment Of Indemnified Liabilities; Protection of Relationships.

After the Closing, the Selling Parties shall reimburse and indemnify, or make adequate provision for the timely reimbursement and indemnification, in full all of payments of the Indemnified Liabilities by any Park Company (irrespective of the indemnification limits and caps in Article 5).  For a period of ninety (90) days after the Closing, the Selling Parties will cooperate with the Park Companies in their efforts to continue and maintain for their benefit those business relationships of the Selling Parties existing prior to the Closing and relating to the Business to be operated by the Park Companies after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, payors, customers, suppliers and others.  The Selling Parties will refer to Buyers all inquiries relating to the Business.  Each Selling Party acknowledges the importance of these relationships and none of the Selling Parties or any of their respective officers, employees, agents or equityholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of the Park Companies to be engaged in after the Closing.  Except as expressly set forth herein, Buyers acknowledge that the Selling Parties have no continuing obligation following the Closing to assist the Park Companies in any aspect of the Business.

Section 7.4.  Further Assurances.

Each of the parties hereto agrees that subsequent to the Closing Date, upon the reasonable request of any other party hereto, it shall execute and deliver, or cause to be executed and delivered, such further reasonable instruments and take such other commercially reasonable actions as may be necessary to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership of the Interests in Buyers.

Section 7.5.  Names.

From and after the Effective Time, each Selling Party agrees that it will not use the name “Park InfusionCare” or any derivations or variations thereof.

Section 7.6.  Accounts Receivable.

Buyers shall and shall cause the Park Companies to use their commercially reasonable efforts following the Closing to collect all accounts receivable of the Park Companies outstanding as of Closing and reflected on the final Post Closing Adjustment Schedule (the “Closing Receivables”), without any requirement to initiate any suit, engage counsel or incur any out-of-pocket expenses in connection therewith.  For each calendar quarter through December 31, 2008, within thirty (30) days following the end of each such calendar quarter, Buyers shall cause the Park Companies to deliver to Owner a report (each, a “Receivables Report”) which sets forth the amount of Closing Receivables which were collected during such calendar quarter and the amount of Closing Receivables which were written off as not collectible during such calendar quarter.  The Selling Parties agree that:  (a) none of Buyers nor any Park Company shall make any representations or warranties regarding the accuracy of any such Receivables Report and (b) none of Buyers nor any Park Company shall have any liability or obligation with regard to any inaccuracy in, or omission from, any Receivables Report.

Section 7.7.  Employees.

Set forth on Schedule 7.7(a) is a list of all individuals to whom Buyers shall cause the Park Companies to offer employment immediately following the Closing (the “Retained Employees”).  The Selling Parties shall cause the service to any Park Company of each individual who has primarily provided services to a Park Company but is not listed on Schedule 7.7(a) (the “Terminated Employees”), to be terminated prior to the Closing, and the Buyers and Park Companies shall have no liability whatsoever in respect of any Terminated Employee, including with respect to COBRA obligations.  Notwithstanding any other provision of this Agreement, following the Closing Date, nothing in this Agreement shall limit any Park Company’s ability to terminate the employment of any Retained Employee at any time and for any reason or for no reason, including without cause.

Section 7.8.  Insurance.

(a)  The Selling Parties shall, on or within three (3) business days after the date hereof, purchase two year tail coverage under the E&O Medical Professional (Infusion Therapists) insurance policy, Policy No. LHM713010, issued by Landmark American Insurance Company, for each of the Park Companies as named insureds thereunder (the “Tail Policy”).  The Tail Policy shall have the same terms and provisions (including the same deductions, coverage and policy limits) as are currently in effect with respect to such underlying policy.  Within three (3) business days following delivery by the Owner of a full and complete copy of the executed, in-force policy binder for the Tail Policy, Maverick shall, or shall cause one or more of the Park Companies to, pay to the Owner an amount equal to Fifty Eight Thousand Four Hundred Sixty Three Dollars ($58,463) by wire transfer of immediately available funds.

(b)  With respect to each insurance policy maintained at any time prior to the date hereof for the benefit of any Park Company or pursuant to which any Park Company has any rights or benefits whether as a loss payee, an additional insured or otherwise, including those listed on Schedule 3.18 (the “Pre-Closing Insurance Policies”), the Selling Parties hereby agree after the Closing (i) to prosecute diligently and in good faith any claim arising out of or relating to any pre-Closing event, act, omission or other matter involving any Park Company for which such Park Company is not an additional insured; (ii) to cooperate fully with the prosecution of any claim by any Park Company arising out of or relating to any pre-Closing event, act, omission or other matter involving any Park Company for which such Park Company is an additional insured, including without limitation, providing access to employees and records of the Selling Parties as may be reasonably requested in connection with the prosecution of such claim; (iii) to cause any and all benefits under such Pre-Closing Insurance Policies paid or payable with respect to the business, operations, employees or assets and properties of any Park Company to be paid to such Park Company; and (iv) not to breach any Pre-Closing Insurance Policy or take or omit to take any other action which could reasonably be expected to result in the loss by any Park Company of any rights or benefits under any Pre-Closing Insurance Policy.

Section 7.9.  Access to Books and Records.

From and after the Closing, the Selling Parties covenant and agree to:  (i) provide Buyers and the Park Companies, from time to time upon reasonable notice during reasonable business hours, with access to and/or copies of the Books and Records (as defined below), in each case in such form or medium as the requesting party has reasonably requested, and to personnel of the Selling Parties with knowledge or information regarding the Books and Records, and (ii) assist and cooperate with, and cause such personnel to assist and cooperate with, Buyers and the Park Companies in connection with the access to and use by Buyers and the Park Companies of the Books and Records.  “Books and Records” shall mean all books and records relating to the operation of the Business in the possession or under the control of a Selling Party or any Affiliate thereof, including, without limitation, all records, files, papers, sales and purchase correspondence, accounting records and financial records, in each case whether in soft (digital) or hard copy form, including those items set forth on Schedule 3.22.

Section 7.10.  Transition Services.

In order to promote the orderly transition of the Business from the Selling Parties to Buyers, the Selling Parties covenant and agree to provide and to cause their personnel to provide, for a period of sixty (60) days from and after the Closing, such accounting, human resources and purchasing services as either Buyer or any Park Company shall reasonably request in connection with the transition of the Business from the Selling Parties to Buyers, free of any charge, expense or other liability to Buyers or the Park Companies; provided that the aggregate number of hours that Selling Party personnel shall be required to spend on such transition services shall not exceed twenty (20) hours per week.  If the Park Companies shall require transition services which are in excess of those contemplated herein, the parties will negotiate in good faith the terms of compensation to be provided therefor by Buyers or the Park Companies; provided, that the Selling Parties shall obtain the prior written approval of a Buyer or a Park Company for any such excess services.

Section 7.11.  Purchases of Supplies.

To the extent necessary and if such drugs are not reasonably available from Maverick's primary wholesaler, from and after the Closing, at the election of any Park Company, the Selling Parties shall order supplies for the Park Companies’ use under the terms and conditions of the Prime Vendor Agreement, dated as of March 24, 2004 (as the same may be amended, modified or replaced) (the “Supply Agreement”), by and among AmerisourceBergen Drug Corporation (“AmerisourceBergen”) and Owner, which supplies (including quantities thereof) and the location to which such supplies are to be delivered shall be identified by such Park Company in writing (a “Purchase Request”).  Promptly (but in any event no later than three (3) business days) following receipt of any Purchase Request, the Selling Parties shall in accordance with the Supply Agreement order the supplies identified in the Purchase Request in the quantities and for delivery at the location indicated therein.  The Park Company delivering such Purchase Request shall either directly pay any invoice therefor or pay the Selling Parties the amount shown on any invoice therefor, in either case prior to the date that payment under any such invoice is due.

ARTICLE 8

MISCELLANEOUS

Section 8.1.  Notices.

All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Sellers:	Dougherty’s Holdings, Inc.
16250 Dallas Parkway
Suite 111
Dallas, TX 75248
Facsimile: 972-250-0934
Attention: David E. Bowe

with a copy to:	Winstead PC
5400 Renaissance Tower
1201 Elm Street
Dallas, TX 75270
Facsimile: (214) 745-5390
Attention: Ted S. Schweinfurth, Esq.

If to Buyers:	c/o Beecken Petty O’Keefe & Company
131 S. Dearborn
Suite 2800
Chicago, Illinois 60603
Facsimile: (312) 435-0371
Attention: Gregory A. Moerschel

with a copy to:	Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

Facsimile: (312) 902-1061

Attention: Brian F. Richards, Esq.

or such other address as such party may have given to the other parties by notice pursuant to this Section 8.1.  Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) three (3) days after the mailing if sent by certified or registered mail, (iii) one (1) business day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding business day after transmission by facsimile.

Section 8.2.  General Definitions.

For the purposes of this Agreement, the following terms have the meaning set forth below:

“Administaff” means Administaff, Inc. or one of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and any officer, director or executive employee of such Person and includes any past or present Affiliate of any such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Bonus Obligations” means all severance, incentive, stay bonus or change of control obligations (whether payable prior to, on or after the Closing Date) that arose or may arise under any Employee Benefit Plan of any Park Company or other contract in whole or in part as a result of the consummation of the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Park InfusionCare, LP, a Texas limited partnership.

“Contract” means any contract, agreement, license, commitment, obligation and understanding, in any case whether written or oral, by which any Asset is bound, or which is related to the operation of the Business and to which any Park Company is party.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated) with respect to which any Park Company has maintained, made contributions or has or had any liability or potential liability at any time:  (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement that provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

"Enrollment Application" shall mean such enrollment packets, applications, provider agreements, and other documents as are required for enrollment or participation in any Texas Medicaid Program.

“Environmental and Safety Requirements” means all multi-national, federal, state and local laws, rules, regulations, ordinances, orders, statutes, actions, policies and requirements relating to public health and safety, worker health and safety, pollution or protection of the environment, all as amended or hereafter amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations in effect thereunder.

“ERISA Affiliate” means any Park Company and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by, any Park Company and/or any predecessor of any of them, under Section 414 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“Governmental Authorizations” means all approvals, consents, licenses, permits, waivers and other authorizations required to comply with all Legal Requirements, including, without limitation, (i) zoning permits, variances, exceptions, special use permits, conditional use permits, and consents; and (ii) the licenses, permits, provider agreements and approvals required for licensure and operation of each Infusion Center in accordance with the Park Companies’ uses thereof and, if applicable, certified as a provider under the federal Medicare and state Medicaid programs.

“Guarantee” means any obligation, contingent or otherwise, pursuant to which any Park Company has directly or indirectly guaranteed any obligation of any other Person or pursuant to which any Park Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assumed a creditor’s obligations under any agreement.  The term “guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances, hazardous wastes, infectious wastes, acute hazardous wastes, toxic substances, toxic contaminants or pollutants, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (d) asbestos in any form or condition; and (e) any substance that contains regulated levels of polychlorinated biphenyls.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holtmyer Agreement” means that certain Employment Agreement, dated as of May 18, 2006, by and between the Company and Scott R. Holtmyer.

“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money or funded debt owed by any Park Company, (b) Guarantees, (c) all liabilities of any Park Company evidenced by notes, bonds or debentures, (d) all liabilities of any Park Company secured by any Liens on any of the Assets, (e) all obligations of any Park Company under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, except for obligations under the BBraun Leases, such obligations not to exceed an aggregate amount of $42,094.27, (f) all liabilities of any Park Company arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which any Park Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course), (g) any Bonus Obligations and (h) any interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (a) through (g) above.

“Indemnified Liabilities” means any and all liabilities and obligations of the Business, the Park Companies or the Selling Parties of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, other than (a) obligations of the Park Companies with respect to accounts payable incurred in the ordinary course of conducting the Business, including outstanding balances pursuant to SB 418, provided that with respect to each such account payable (i) the invoice related thereto was first received by a Park Company within the ninety (90) day period immediately prior to Closing and (ii) such payable is clearly identified (including the payee and the amount) on Schedule 3.7(e); provided, however, that Indemnified Liabilities includes all obligations with respect to accounts payable to the Owner or any entity directly or indirectly controlling, controlled by, or under common control with the Owner, other than a Park Company;

(b) obligations of the Park Companies to vendors and suppliers arising in the ordinary course of conducting the Business with respect to which the Park Companies have not yet received an invoice, provided that the Selling Parties provide Buyers with a copy of such invoice and all related correspondence promptly upon receipt thereof; provided, however, that Indemnified Liabilities includes all obligations with respect to accounts payable to the Owner or any entity directly or indirectly controlling, controlled by, or under common control with the Owner, other than a Park Company; (c) current liabilities of any Park Company which are accrued on such Park Company’s books and records and/or financial statements; (d) obligations arising under the Contracts other than any liability or obligation relating to or arising from any breach by any Park Company, on or before the date hereof, of any of its obligations thereunder or any act or omission on or before the date hereof which, with the giving of notice or the passage of time or both would constitute a breach by the Park Companies; and (e) all obligations arising under those certain BBraun capital leases dated October 18, 2002, November 25, 2002 and October 2, 2003 (the “BBraun Leases”), such obligations not to exceed an aggregate amount of $42,094.27; provided, further, however, that Indemnified Liabilities shall include all obligations of the Park Companies with respect to Bonus Obligations and all obligations of the Park Companies with respect to any Equity Bonus (as defined in the Holtmyer Agreement) payable in connection with the Holtmyer Agreement.  Without limiting the generality of the foregoing, Indemnified Liabilities shall include any liability or obligation to any Terminated Employee, any Indebtedness of any Park Company as of the open of business on the Closing Date (other than as described in clause (e) above), amounts due to any entity directly or indirectly controlling, controlled by, or under common control with the Selling Parties, employee compensation (including severance, non-compete payments, change in control payments, parachute payments, incentive payments, vacation, benefits and deferred compensation), litigation, environmental issues or taxes imposed on the Selling Parties or Park Companies with respect to the Business or the Interests for any period (or portion thereof) ending on or before the Closing Date, or on any transaction contemplated by this agreement, or any other liabilities associated with the shareholder(s), member(s) or partners of the Selling Parties or operation of the Business or ownership of the Interests on or prior to Closing.

“Infusion Centers” means the three infusion centers operated in connection with the Business and located at the following addresses: (i) 13621 Inwood Road, Suite 420, Dallas, Texas 75244; (ii) 4007 Bellaire Boulevard, Suite G, Houston, Texas 77025; and (iii) 4319 Medical Drive, Suite 250, San Antonio, Texas 78229.

“Intellectual Property” means, collectively, in the United States and all jurisdictions foreign thereto, and in any medium: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (ii) all Trademarks and all goodwill associated therewith; (iii) all moral rights and copyrights in any work of authorship (including but not limited to databases, software, and mask works) and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, lists of prospective customers and suppliers, pricing and cost information, and business and marketing plans and proposals); (v) Software; (vi) all other proprietary and intellectual property rights;

(vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (viii) all rights, income, royalties, damages, settlements and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to prosecute and recover for past, present or future infringements or other violations thereof.

“IRS” means the Internal Revenue Service.

"Legal Requirements" means all Laws, certificates, requirements, agreements, conditions of participation, and standards of any Governmental Authority, insurance underwriting board, architectural control board, private third-party payor, accreditation organization, or any restrictive covenants applicable to the development, construction, condition and operation of the real property occupied by any Selling Party in connection with the operation of the Infusion Centers, including, without limitation, (i) zoning, building, fire, health, safety, sign, and subdivision regulations and codes; (ii) certificate of need laws, if applicable; (iii) licensure to operate each Infusion Center in accordance with the Selling Parties' uses thereof; (iv) Medicare and Medicaid certification requirements, if applicable; (v) the Americans with Disabilities Act of 1990, as amended; and (vi) requirements, conditions and standards for participation in third-party payor insurance programs, if applicable.

“Letter of Intent” means the letter of intent entered into by Beecken Petty O’Keefe & Company, LLC, Park InfusionCare of Dallas, L.P., Park InfusionCare of Houston, L.P. and Park InfusionCare of San Antonio, L.P., dated October 18, 2007.

“Park Companies” means, collectively, the Company and each of its direct and indirect Subsidiaries, including without limitation Park InfusionCare of Dallas GP, LLC, Park InfusionCare of Houston GP, LLC, Park InfusionCare of San Antonio GP, LLC, Park InfusionCare of Dallas, LP, Park InfusionCare of Houston, LP and Park InfusionCare of San Antonio, LP, and “Park Company” means each of the foregoing individually.

“Patents” means all United States and foreign letters patent and pending applications for patents, including all re-issuances, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Permits” means all rights of the Park Companies in and to permits, licenses, registrations, qualifications, approvals and authorizations by or of Governmental Authorities or third parties needed for or used in connection with its operation of the Business, including without limitation, those set forth on Schedule 3.15.

“Permitted Exceptions” means (a) any Lien for Taxes or assessments not yet due or payable or being contested in good faith by appropriate proceedings (including any interest, penalties or additions to any such Taxes or assessments); (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent; (c) landlord liens for rent not yet due and payable under the Real Property Leases; (d) with respect to any Asset which consists of a leasehold estate or possessory interest in real property, all ground leases, mortgages, deeds of trust or other encumbrances (collectively, the “Encumbrances”) to which the underlying fee estate in such real property is subject provided (i) the holder of such Encumbrance would not be entitled, based upon facts and circumstances existing as of the date hereof, to foreclose upon or otherwise terminate such leasehold estate or possessory interest in the event of a foreclosure upon, or a termination of a ground lease relating to, the underlying fee estate, (ii) an effective non-disturbance agreement exists, or (iii) Selling Parties, at their option, agree to indemnify Buyers against such Encumbrance; and (e) all mechanics’, carriers’ workers’, repairers’ and similar liens (provided that any such liens shall constitute Indebtedness).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Seller Closing Costs”  means all fees, costs and expenses (including all fees and expenses of any Park Company’s legal, accounting, consulting and other professional advisors) that are directly related to the transactions contemplated by this Agreement to the extent incurred by any Park Company, including (a) all payments required to obtain third party consents and all expenses incurred by any Park Company in connection with transactions contemplated thereby and (b) all assignment payments due by any Park Company to any Person under any plan, agreement or arrangement of any Park Company, which liability, in each case, is payable or becomes due as a result of the consummation of the transactions contemplated hereby, including all Taxes which are payable by any Park Company in connection with the payment of such liability.

“Selling Parties’ Taxes”  means any Taxes (a) imposed on any Selling Party for any period, (b) imposed on any Park Company or with respect to the Business or the Assets for any period (or portion of any period) ending on or before the close of the Closing Date, (c) imposed in connection with the transactions contemplated by this Agreement, or (d) imposed on Buyers or their respective Affiliates as a transferee of any Selling Party.

“Software” means computer programs, applications, routines, algorithms and other software and firmware, including source code, executable code, data, databases, user interfaces and related documentation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

“Tax” means any multi-national, Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee, contractual or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means all United States and foreign trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all registrations, registration applications, and renewals in connection therewith.

Section 8.3.  Entire Agreement; Amendment.

This Agreement, including the exhibits and schedules hereto, the Transactions Documents and the instruments and agreements executed in connection herewith and therewith contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including the Letter of Intent.  This Agreement shall not be amended or modified except by an agreement in writing duly executed by Buyers and the Selling Parties.

Section 8.4.  Counterparts; Deliveries.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail of a “pdf” signature or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, e-mail of a “pdf” signature or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 8.5.  Third Parties.

Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties signatory hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

Section 8.6.  Expenses.

Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and all documents executed in connection herewith and in closing and carrying out the transactions contemplated hereunder and thereunder including, but not limited to, legal and accounting fees and expenses (collectively, the “Expenses”); provided, however, that the Selling Parties shall be solely responsible for all Seller Closing Costs.  The Selling Parties shall be solely responsible for any broker fees or finder’s fees incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents.  The Selling Parties shall be solely responsible for all sales, transfer, documentary, stamp, recording and similar taxes due with regard to the transactions contemplated by this Agreement.

Section 8.7.  Waiver.

No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.  Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

Section 8.8.  Governing Law.

This Agreement shall be construed and governed in accordance with the internal laws of the State of Texas without regard to the principles of conflicting laws.

Section 8.9.  Assignments.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, nothing in this Agreement is intended to limit either Buyer’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to (a) any Affiliate of either Buyer, (b) any purchaser of all or substantially all of the assets of either Buyer or (c) to lenders to either Buyer or their respective Affiliates as security for borrowings, at any time whether prior to or following the Closing Date without consent.  Notwithstanding anything to the contrary contained herein, no Selling Party may assign any of their rights or delegate any of its responsibilities, liabilities or obligations under this Agreement, without the written consent of Buyers.

Section 8.10.  Headings.

The subject headings of articles and sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 8.11.  Jurisdiction of Courts.

Any Proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be initiated in any federal or state court located within the County of Cook, State of Illinois, and the parties further agree that venue for all such matters shall lie exclusively in those courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Cook County, Illinois.  The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

Section 8.12.  Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 8.13.  Construction.

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Use of the word “including” in this Agreement, shall mean, in all cases, “including without limitation” and the items specified thereafter shall not be deemed to be exclusive.

Section 8.14.  Knowledge of the Selling Parties.

For purposes of this Agreement and the Transaction Documents, “knowledge of the Selling Parties” and each phrase having equivalent meaning (e.g.,“known to the Selling Parties” or “to the Selling Parties’ knowledge”) shall mean the facts or other information known by Scott R. Holtmyer, David E. Bowe, or Annette Graziosi.  Each of the foregoing individuals shall be deemed to know a particular fact or other information if such individual is actually aware of such fact or matter after due inquiry or, in the absence of such inquiry, if a reasonably prudent person would have known such fact or other information after due inquiry.

Section 8.15.  Public Announcements.

No party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of Buyers and the Selling Parties, unless otherwise required by Law and then only to the extent required by Law.

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SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties have executed this Partnership Interest Purchase Agreement as of the date first above written.

SELLERS: DOUGHERTY’S OPERATING GP, LLC /s/David E. Bowe By:David E. Bowe Its:Chairman
DOUGHERTY’S LP HOLDINGS, INC. /s/David E. Bowe By:David E. Bowe Its:Chairman
OWNER: DOUGHERTY’S HOLDINGS, INC. /s/David E. Bowe By:David E. Bowe Its:Chairman
BUYERS: PARK INFUSIONCARE GP, LLC /s/Michael Neill By: Michael Neill Its: Vice President, Chief Financial Officer, Secretary & Treasurer
MAVERICK HEALTHCARE GROUP, L.L.C. /s/Michael Neill By: Michael Neill Its: Vice President, Chief Financial Officer, Secretary & Treasurer